Term sheet To prospectus dated November 14, 2011, prospectus supplement dated November 14, 2011 and product supplement no. 4-I dated November 14, 2011	Term Sheet to Product Supplement No. 4-I Registration Statement No. 333-177923 Dated February 18, 2014; Rule 433
Structured Investments	$ Capped Autocallable Return Enhanced Notes Linked to the Common Stock of General Motors Company due March 11, 2015
General
•
The notes are designed for investors who seek early exit prior to maturity at a premium if, on any Review Date, the closing price of one share of the Reference Stock is at or above the Call Level applicable to that Review Date.  If the notes are not automatically called, investors may lose some or all of their principal.  Investors in the notes should be willing to accept this risk of loss and be willing to forgo interest and dividend payments, in exchange for the opportunity to receive a premium payment if the notes are automatically called.  Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

•	The first Review Date, and therefore the earliest date on which an automatic call may be initiated, is June 5, 2014.
•	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing March 11, 2015†
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof
•	The notes are expected to price on or about February 21, 2014 and are expected to settle on or about February 26, 2014.
Key Terms
Reference Stock:	The common stock, par value $0.10 per share, of General Motors Company (Bloomberg symbol: GM). We refer to General Motors Company as “General Motors.”
Upside Leverage Factor:	2
Automatic Call:
If the closing price of one share of the Reference Stock on any Review Date is greater than or equal to the Call Level, the notes will be automatically called for a cash payment per $1,000 principal amount note based on the call premium.

Call Level:	107.55% of the Initial Stock Price for each Review Date
Payment if Called:
For every $1,000 principal amount note, you will receive one payment of $1,000 plus a call premium amount of at least $151* (equal to the call premium of at least 15.10%* × $1,000) if automatically called on any of the Review Dates.
* The actual call premium amount and call premium will be determined on the pricing date but will not be less than $151 and 15.10%, respectively.

Payment at Maturity:
If the notes have not been automatically called and the Final Stock Price is greater than the Initial Stock Price, you will receive at maturity a cash payment that provides you with a return per $1,000 principal amount note equal to the Stock Return multiplied by 2, subject to a Maximum Return on the notes.  Accordingly, if the Stock Return is positive, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Stock Return × 2), subject to the Maximum Return
If the notes have not been automatically called and the Final Stock Price is equal to the Initial Stock Price, you will receive at maturity a cash payment of $1,000 per $1,000 principal amount note.

If the notes have not been automatically called, your investment will be fully exposed to any decline in the Reference Stock.  If the notes have not been automatically called and the Final Stock Price is less than the Initial Stock Price, you will lose 1% of the principal amount of your notes for every 1% that the Final Stock Price is less than the Initial Stock Price.  Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Stock Return)
If the notes have not been automatically called, you will lose some or all of your principal amount at maturity if the Final Stock Price is less than the Initial Stock Price.
Maximum Return:
At least 15.10%. For example, assuming the Maximum Return is 15.10%, if the Stock Return is equal to or greater than 7.55%, you will receive the Maximum Return of 15.10%, which entitles you to a maximum payment at maturity of $1,151 per $1,000 principal amount note that you hold. The actual Maximum Return will be provided in the pricing supplement and will not be less than 15.10%. Accordingly, the actual maximum payment at maturity per $1,000 principal amount note will not be less than of $1,151.

Stock Return:	(Final Stock Price – Initial Stock Price) Initial Stock Price
Initial Stock Price:	The closing price of one share of the Reference Stock on the pricing date, divided by the Stock Adjustment Factor.
Final Stock Price:	The arithmetic average of the closing prices of one share of the Reference Stock on the Ending Averaging Dates
Stock Adjustment Factor:
Set initially at 1.0 on the pricing date and subject to adjustment upon the occurrence of certain corporate events affecting the Reference Stock.  See “General Terms of Notes — Additional Reference Stock Provisions — A. Anti-Dilution Adjustments” in the accompanying product supplement no. 4-I for further information.

Original Issue Date (Settlement Date):	On or about February 26, 2014
Review Dates†:	June 5, 2014 (first Review Date), September 4, 2014 (second Review Date), December 4, 2014 (third Review Date) and March 6, 2015 (final Review Date)
Ending Averaging Dates†:	March 2, 2015, March 3, 2015, March 4, 2015, March 5, 2015 and the final Review Date
Call Settlement Dates†:
June 10, 2014 (first Call Settlement Date), September 9, 2014 (second Call Settlement Date) and December 9, 2014 (final Call Settlement Date), each of which is the third business day after the applicable Review Date specified above

Maturity Date†:	March 11, 2015
CUSIP:	48126N4S3
†
Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Postponement of a Determination Date — A. Notes Linked to a Single Component” and “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 4-I

Investing in the Capped Autocallable Return Enhanced Notes involves a number of risks.  See “Risk Factors” beginning on page PS-21 of the accompanying product supplement no. 4-I and “Selected Risk Considerations” beginning on page TS-4 of this term sheet.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this term sheet for information about the components of the price to public of the notes.
(2)
J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers.  In no event will these selling commissions exceed $10.00 per $1,000 principal amount note.  See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-77 of the accompanying product supplement no. 4-I.

If the notes priced today, the estimated value of the notes as determined by JPMS would be approximately $970.00 per $1,000 principal amount note.  JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the pricing supplement and will not be less than $960.00 per $1,000 principal amount note.  See “JPMS’s Estimated Value of the Notes” in this term sheet for additional information.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
February 18, 2014

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 4-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4-I dated November 14, 2011.  This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4-I, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007593/e46160_424b2.pdf

•	Prospectus supplement dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

•	Prospectus dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.  As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

JPMorgan Structured Investments —	TS-1
Capped Autocallable Return Enhanced Notes Linked to the Common Stock of General Motors Company

What Is the Total Return on the Notes upon Automatic Call or at Maturity, Assuming a Range of Performances for the Reference Stock?

The following table and examples illustrate the hypothetical total return (i.e., not compounded) or payment at maturity on the notes that could be realized on the applicable Review Date or at maturity for a range of movements in the Reference Stock as shown under the column “Reference Stock Price Appreciation/Depreciation at Review Date” and “Stock Return.”  The “total return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the payment upon automatic call or at maturity, as applicable, per $1,000 principal amount note to $1,000.  Each hypothetical total return or payment at maturity set forth below assumes an Initial Stock Price of $36, a Call Level of $38.718 (equal to 107.55% of the hypothetical Initial Stock Price) on each Review Date and a Maximum Return of 15.10% and reflects the Upside Leverage Factor of 2.  The actual Maximum Return will be provided in the pricing supplement and will not be less than 15.10%.  The table and examples below also assume that the call premium applicable to each Review Date is 15.10%, regardless of the appreciation of the Reference Stock, which may be significant; the actual call premium will be determined on the pricing date.  There will be only one payment on the notes whether called or at maturity.  An entry of “N/A” indicates that the notes would not be called on the applicable Review Date and no payment would be made on the corresponding Call Settlement Date.  Each hypothetical total return or payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.

	Automatic Call				No Automatic Call
Closing Price of One Share of the Reference Stock	Reference Stock Price Appreciation/ Depreciation at Review Date	Total Return at First Call Settlement Date	Total Return at Second Call Settlement Date	Total Return at Final Call Settlement Date	Stock Return	Total Return at Maturity
$64.800	80.00%	15.10%	15.10%	15.10%	80.00%	15.10%
$61.200	70.00%	15.10%	15.10%	15.10%	70.00%	15.10%
$57.600	60.00%	15.10%	15.10%	15.10%	60.00%	15.10%
$54.000	50.00%	15.10%	15.10%	15.10%	50.00%	15.10%
$50.400	40.00%	15.10%	15.10%	15.10%	40.00%	15.10%
$46.800	30.00%	15.10%	15.10%	15.10%	30.00%	15.10%
$43.200	20.00%	15.10%	15.10%	15.10%	20.00%	15.10%
$39.600	10.00%	15.10%	15.10%	15.10%	10.00%	15.10%
$38.718	7.55%	15.10%	15.10%	15.10%	7.55%	15.10%
$37.800	5.00%	N/A	N/A	N/A	5.00%	10.00%
$36.360	1.00%	N/A	N/A	N/A	1.00%	2.00%
$36.000	0.00%	N/A	N/A	N/A	0.00%	0.00%
$34.200	-5.00%	N/A	N/A	N/A	-5.00%	-5.00%
$32.400	-10.00%	N/A	N/A	N/A	-10.00%	-10.00%
$28.800	-20.00%	N/A	N/A	N/A	-20.00%	-20.00%
$25.200	-30.00%	N/A	N/A	N/A	-30.00%	-30.00%
$21.600	-40.00%	N/A	N/A	N/A	-40.00%	-40.00%
$18.000	-50.00%	N/A	N/A	N/A	-50.00%	-50.00%
$14.400	-60.00%	N/A	N/A	N/A	-60.00%	-60.00%
$10.800	-70.00%	N/A	N/A	N/A	-70.00%	-70.00%
$7.200	-80.00%	N/A	N/A	N/A	-80.00%	-80.00%
$3.600	-90.00%	N/A	N/A	N/A	-90.00%	-90.00%
$0.000	-100.00%	N/A	N/A	N/A	-100.00%	-100.00%

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment upon automatic call or at maturity in different hypothetical scenarios is calculated.

Example 1: The closing price of one share of the Reference Stock increases from the Initial Stock Price of $36 to a closing price of $39.60 on the first Review Date.  Because the closing price of one share of the Reference Stock on the first Review Date of $39.60 is greater than the Call Level of $38.718, the notes are automatically called on the first Review Date, and the investor receives a single payment of $1,151 per $1,000 principal amount note on the first Call Settlement Date.

Example 2: The closing price of one share of the Reference Stock changes from the Initial Stock Price of $36 to a closing price of $32.40 on the first Review Date, $34.20 on the second Review Date and $39.60 on the final Review Date.  Because the closing price of one share of the Reference Stock on each of the first and second Review Dates ($32.40 and $34.20) is less than the Call Level of $38.718, the notes are not automatically called on either of these Review Dates.  However, because the closing price of one share of the Reference Stock on the final Review Date of $39.60 is greater than the Call Level of $38.718, the notes are automatically called on the final Review Date, and the investor receives a single payment of $1,151 per $1,000 principal amount note on the final Call Settlement Date.

JPMorgan Structured Investments —	TS- 2
Capped Autocallable Return Enhanced Notes Linked to the Common Stock of General Motors Company

Example 3: The notes have not been automatically called, and the closing price of one share of the Reference Stock increases from the Initial Stock Price of $36 to a Final Stock Price of $36.36.  Because the Final Stock Price of $36.36 is greater than the Initial Stock Price of $36 and the Stock Return of 1.00% multiplied by 2 does not exceed the hypothetical Maximum Return of 15.10%, the investor receives a payment at maturity of $1,020 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 1% × 2) = $1,020

Example 4: The notes have not been automatically called, and the closing price of one share of the Reference Stock increases from the Initial Stock Price of $36 to a Final Stock Price of $39.60.  Because the Final Stock Price of $39.60 is greater than the Initial Stock Price of $36 and the Stock Return of 10% multiplied by 2 exceeds the hypothetical Maximum Return of 15.10%, the investor receives a payment at maturity of $1,151 per $1,000 principal amount note, the hypothetical maximum payment at maturity on the notes.

Example 5: The notes have not been automatically called, and the closing price of one share of the Reference Stock decreases from the Initial Stock Price of $36 to a Final Stock Price of $28.80.  Because the Final Stock Price of $28.80 is less than the Initial Stock Price of $36 and the Stock Return is -20% and the investor receives a payment at maturity of $800 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -20%) = $800

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the note for their entire term or until automatically called.  These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Selected Purchase Considerations

•
CAPPED APPRECIATION POTENTIAL — If the closing price of one share of the Reference Stock is greater than or equal to the Call Level on any Review Date, your investment will yield a payment per $1,000 principal amount note of $1,000 plus a call premium amount of at least $151* (equal to a call premium of at least 15.10%* × $1,000).  In addition, if the notes have not been automatically called, the notes provide the opportunity to enhance equity returns by multiplying a positive Stock Return by 2, up to the Maximum Return of at least 15.10%, for a maximum payment at maturity of at least $1,151 per $1,000 principal amount note.  The Maximum Return will be provided in the pricing supplement and will not be less than 15.10%, and accordingly, the maximum payment at maturity will not be less than $1,151 per $1,000 principal amount note.  Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

*The actual call premium amount and call premium will be provided in the pricing supplement and will not be less than $151 and 15.10%, respectively.

•
POTENTIAL EARLY EXIT WITH APPRECIATION AS A RESULT OF AUTOMATIC CALL FEATURE — While the original term of the notes is just over one year, the notes will be called before maturity if the closing price of one share of the Reference Stock is at or above the relevant Call Level on the applicable Review Date and you will be entitled to the applicable payment corresponding to such Review Date set forth on the cover of this term sheet.

•
RETURN LINKED TO A SINGLE REFERENCE STOCK — The return on the notes is linked to the performance of a single Reference Stock, which is the common stock of General Motors. For additional information see “The Reference Stock” in this term sheet.

•
CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I.  The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes.  Assuming this treatment is respected, the gain or loss on your notes should be treated as short-term capital gain or loss unless you hold your notes for more than a year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of notes at the issue price.  However, the Internal Revenue Service (the “IRS”) or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

JPMorgan Structured Investments —	TS-3
Capped Autocallable Return Enhanced Notes Linked to the Common Stock of General Motors Company

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in the Reference Stock.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 4-I dated November 14, 2011.

•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal at maturity.  The return on the notes at maturity is linked to the performance of the Reference Stock and will depend on whether, and the extent to which, the Stock Return is positive or negative.  If the notes have not been automatically called, your investment will be exposed to loss if the Final Stock Price is less than the Initial Stock Price.  Under these circumstances, for every 1% that the Final Stock Price is less than the Initial Stock Price, you will lose an amount equal to 1% of the principal amount of your notes.  Accordingly, you could lose some or all of your principal amount at maturity.

•
CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes.  Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes.  Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk is likely to adversely affect the value of the notes.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•
POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value.  In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.  In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes.  It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of your notes declines.  Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 4-I for additional information about these risks.

We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock issuer, including extending loans to, or making equity investments in, the Reference Stock issuer or providing advisory services to the Reference Stock issuer.  In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock issuer, and these reports may or may not recommend that investors buy or hold the Reference Stock.  As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Stock issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

•
LIMITED RETURN ON THE NOTES IF THE NOTES ARE AUTOMATICALLY CALLED — If the notes are automatically called, your potential gain on the notes will be limited to the call premium applicable for a Review Date, as set forth on the cover of this term sheet, regardless of the appreciation in the Reference Stock, which may be significant.  Because the closing price of one share of the Reference Stock at various times during the term of the notes could be higher than on the Review Dates, you may receive a lower return from an investment in the notes than you would have if you had invested directly in the Reference Stock.

•
IF THE NOTES ARE NOT CALLED EARLY, YOUR MAXIMUM GAIN IS LIMITED TO THE MAXIMUM RETURN — If the notes have not been automatically called and the Final Stock Price is greater than the Initial Stock Price, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional return that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation in the Reference Stock, which may be significant.  We refer to this predetermined percentage as the Maximum Return, which will be provided in the pricing supplement and will not be less than 15.10%.

•
REINVESTMENT RISK — If your notes are automatically called early, the term of the notes may be reduced to as short as approximately three months.  There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are automatically called prior to the maturity date.

•
POTENTIAL FOR EARLY EXIT AND A CALL PREMIUM OF AT LEAST 15.10% ON ANY REVIEW DATE REQUIRES THE REFERENCE STOCK TO APPRECIATE BY AT LEAST 7.55% — The Call Level for each of the Review Dates is set at 107.55% of the Initial Stock Price.  Accordingly, the Reference Stock must have appreciated by at least 7.55% from the Initial Stock Price on any Review Date in order for you to receive the call premium on any Call Settlement Date.

•
JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors.  The original issue price of the notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  See “JPMS’s Estimated Value of the Notes” in this term sheet.

JPMorgan Structured Investments —	TS-4
Capped Autocallable Return Enhanced Notes Linked to the Common Stock of General Motors Company

•
JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set.  This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors.  Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.  On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.  See “JPMS’s Estimated Value of the Notes” in this term sheet.

•
JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt.  If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you.  Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes.  See “JPMS’s Estimated Value of the Notes” in this term sheet.

•
THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period.  These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances.  See “Secondary Market Prices of the Notes” in this term sheet for additional information relating to this initial period.  Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•
SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes.  As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price.  Any sale by you prior to the maturity date could result in a substantial loss to you.  See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments.  Accordingly, you  should be able and willing to hold your notes to maturity.  See “— Lack of Liquidity” below.

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SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the closing price of one share of the Reference Stock, including:

•	any actual or potential change in our creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	secondary market credit spreads for structured debt issuances;
•	the actual and expected volatility in the closing price of one share of the Reference Stock;
•	the time to maturity of the notes;
•	the dividend rate on the Reference Stock;
•	the occurrence of certain events affecting the issuer of the Reference Stock that may or may not require an adjustment to the Stock Adjustment Factor, including a merger or acquisition;
•	interest and yield rates in the market generally; and
•	a variety of other economic, financial, political, regulatory and judicial events.
Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

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NO OWNERSHIP OR DIVIDEND RIGHTS IN THE REFERENCE STOCKS — As a holder of the notes, you will not have any ownership interest or rights in the Reference Stock, such as voting rights or dividend payments.  In addition, the issuers of the Reference Stock will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Reference Stock and the notes.

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NO AFFILIATION WITH THE REFERENCE STOCK ISSUER — We are not affiliated with the issuer of the Reference Stock.  We have not independently verified any of the information about the Reference Stock issuer contained in this term sheet.  You should undertake your own investigation into the Reference Stock and its issuer.  We are not responsible for the Reference Stock issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

JPMorgan Structured Investments —	TS- 5
Capped Autocallable Return Enhanced Notes Linked to the Common Stock of General Motors Company

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SINGLE STOCK RISK — The price of the Reference Stock can fall sharply due to factors specific to the Reference Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.

•	NO INTEREST PAYMENTS — As a holder of the notes, you will not receive any interest payments.

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange.  JPMS intends to offer to purchase the notes in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

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THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCK IS LIMITED AND MAY BE DISCRETIONARY — The calculation agent will make adjustments to the Stock Adjustment Factor for certain corporate events affecting the Reference Stock.  However, the calculation agent will not make an adjustment in response to all events that could affect the Reference Stock.  If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.  You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

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THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement.  In particular, each of JPMS’s estimated value, the call premium and the Maximum Return will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this term sheet.  Accordingly, you should consider your potential investment in the notes based on the minimums for JPMS’s estimated value, the call premium and the Maximum Return.

JPMorgan Structured Investments —	TS- 6
Capped Autocallable Return Enhanced Notes Linked to the Common Stock of General Motors Company

The Reference Stock

Public Information

All information contained herein on the Reference Stock and on General Motors Company is derived from publicly available sources, without independent verification.  According to its publicly available filings with the SEC, General Motors designs, builds and sells cars, trucks and automobile parts worldwide and provides automotive financing services.  The common stock, par value $0.01 per share, of General Motors (Bloomberg ticker: GM), is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of General Motors in the accompanying product supplement no. 4-I.  Information provided to or filed with the SEC by General Motors pursuant to the Exchange Act can be located by reference to SEC file number 001-34960, and can be accessed through www.sec.gov.  We do not make any representation that these publicly available documents are accurate or complete.

Historical Information Regarding the Reference Stock

The following graph sets forth the historical performance of the common stock of General Motors based on the weekly historical closing price of one share of the common stock of General Motors from November 19, 2010 through February 14, 2014.  The common stock of General Motors commenced trading on the New York Stock Exchange on November 18, 2010.  The closing price of one share of the Reference Stock on February 14, 2014 was $35.95.  We obtained the closing prices below from Bloomberg Financial Markets, without independent verification.  The closing prices may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the Reference Stock has experienced significant fluctuations.  The historical performance of the Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the Reference Stock on any Review Date or any Ending Averaging Date. We cannot give you assurance that the performance of the Reference Stock will result in the return of any of your principal. We make no representation as to the amount of dividends, if any, that the Reference Stock will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the Reference Stock.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes.  JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.”  The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.  See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMorgan Structured Investments —	TS- 7
Capped Autocallable Return Enhanced Notes Linked to the Common Stock of General Motors Company

JPMS’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes.  See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this term sheet.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this term sheet.  In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes.  The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS.  See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the notes.

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes.  See “What Is the Total Return on the Notes upon Automatic Call or at Maturity, Assuming a Range of Performances for the Reference Stock?” and “Hypothetical Examples of Amount Payable upon Automatic Call or at Maturity” in this term sheet for an illustration of the risk-return profile of the notes and “The Reference Stock” in this term sheet for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

For purposes of the notes offered by this term sheet, the first and second paragraph of the section entitled “Use of Proceeds and Hedging” on page PS-48 of the accompanying product supplement no. 4-I are deemed deleted in their entirety.  Please refer instead to the discussion set forth above.

JPMorgan Structured Investments —	TS-8
Capped Autocallable Return Enhanced Notes Linked to the Common Stock of General Motors Company